                          BENTHOS, INC. AND SUBSIDIARY

                       Computation of Earnings per Share

                                                                                         THIRTY-NINE WEEKS ENDED
                                                         YEARS ENDED SEPTEMBER 30,          JULY 2,   JUNE 30,
                                                       1993        1994        1995          1995      1996

Net income                                          $367,150    $205,025    $161,807      $238,181    $957,530
                                                    --------    --------    --------      --------    --------

Weighted average common shares outstanding           865,672     866,151     817,597       825,676     789,882

Common stock equivalents outstanding, pursuant
 to the treasury stock method                         26,694       5,260      72,514        57,433      86,409
                                                    --------    --------    --------      --------    --------

Weighted average number of common and common
 equivalent shares outstanding                       892,366     871,411     890,111       883,109     876,291
                                                    ========    ========    ========      ========     =======

Net income per common and common
 equivalent share outstanding                           $.41        $.24        $.18          $.27       $1.09
                                                        ====        ====        ====          ====       =====